                                                             Exhibit 99.27(4)(a)

                             Policy Number SPECIMEN

                   Insured  JOHN DOE

 Initial Specified Amount  $100,000               Date of Issue  MAY 6, 2004

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
 A Stock Company               Home Office Location:  Fort Wayne, Indiana

    Administrator Mailing Address:  The Lincoln National Life Insurance Company
                                    350 Church Street
                                    Hartford, CT 06103-1106

The Lincoln National Life Insurance Company ("Lincoln Life") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln Life further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln Life within 10 days after receipt of the policy (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln Life will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln Life as of the Date of Issue.


               Registrar


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.

LN693

                                TABLE OF CONTENTS

                                                                                      PAGE*
Policy Specifications                                                                   3

Schedule 1: Surrender Charges                                                           5

Schedule 2: Expense Charges and Fees                                                    6

Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates Per $1,000              7

Schedule 4: Corridor Percentages Table                                                  8

Definitions                                                                             9

Premium and Reinstatement Provisions                                                   11

Ownership, Assignment and Beneficiary Provisions                                       12

Variable Account Provisions                                                            13

Policy Values Provisions                                                               14

Transfer Privilege Provision                                                           16

Optional Sub-Account Allocation Programs                                               17

Nonforfeiture and Surrender Value Provisions                                           18

Loan Provisions                                                                        19

Insurance Coverage Provisions                                                          20

General Provisions                                                                     22

Followed by Optional Methods of Settlement and Any Riders

*Page 4 is intentionally "blank."

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                  Insured  JOHN DOE
 Initial Specified Amount  $100,000                   Date of Issue  MAY 6, 2004
 Minimum Specified Amount  $100,000                       Issue Age  45
  Monthly Anniversary Day  06                         Premium Class  STANDARD

LN693 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

SPECIFIED AMOUNT:       See Initial Specified Amount

DEATH BENEFIT OPTION:   Death Benefit Option is 1. (Level)

PREMIUM PAYMENTS:       Initial premium paid with application $725.00
                        Planned Premium $725.00
                        Additional premium payments may vary by frequency or amount.


PAYMENT MODE:           ANNUALLY

LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in
SCHEDULE 2.

LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT: Transfers from the Fixed Account shall not be made prior to the first anniversary of the Date of Issue except as provided under the Dollar Cost Averaging or the Automatic Rebalancing programs. The amount of all transfers in any Policy Year shall not exceed the greater of
(a) 25% of the Fixed Account Value as of the immediately preceding anniversary of the Date of Issue or (b) the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year. (SEE TRANSFER PRIVILEGE PROVISION AND OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS.)

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

                  Insured  JOHN DOE
 Initial Specified Amount  $100,000                   Date of Issue  MAY 6, 2004
 Minimum Specified Amount  $100,000                       Issue Age  45
  Monthly Anniversary Day  06                         Premium Class  STANDARD


OWNER
The Insured

BENEFICIARY
Jane Doe, Wife, if surviving the Insured

                                      3A-1

                          THIS PAGE INTENTIONALLY BLANK

                          SCHEDULE 1: SURRENDER CHARGES

Upon either a full surrender of the policy or a decrease in Specified Amount made at the request of the Owner, a charge will be assessed based on the table of surrender charges shown in Schedule 1, subject to the following conditions.

For decreases in Specified Amount, excluding full surrender of the policy, no such charge will be applied under the following circumstances:

1. where the decrease occurs after the tenth Policy Anniversary following the issuance of the Initial Specified Amount, or
2.   where the decrease is directly caused by a Death Benefit Option change, or
3. where the decrease is caused by a partial surrender (i.e. withdrawal) of Net Accumulation Value, or
4. where the decrease plus the sum of all prior decreases does not exceed 25% of the Initial Specified Amount.

For all other decreases in Specified Amount, the charge will be calculated as
(1) minus (2), then divided by (3) and then multiplied by (4), where:

1.   is the amount of this decrease plus any prior decreases,
2. is the greater of an amount equal to 25% of the Initial Specified Amount or the sum of all prior decreases,
3.   is the Initial Specified Amount, and
4.   is the then applicable surrender charge from the table in Schedule 1.

Requests for decreases in Specified Amount may be limited by Lincoln Life to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

Upon full surrender of the policy, the charge will be calculated as the entire amount shown in the table of surrender charges multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any. In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

Separate surrender charge tables apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

Any charges for decreases in Specified Amount will be assessed by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner.

                                SURRENDER CHARGE AS OF
      POLICY YEAR              BEGINNING OF POLICY YEAR
      -----------              ------------------------
           1                        $  3,310.40
           2                        $  3,203.53
           3                        $  3,092.48
           4                        $  2,977.06
           5                        $  2,857.01
           6                        $  2,732.13
           7                        $  2,602.12
           8                        $  2,466.80
           9                        $  2,325.90
          10                        $  2,179.13
          11                        $  2,026.14
          12                        $  1,866.44
          13                        $  1,699.49
          14                        $  1,524.59
          15                        $  1,341.01
   16 and thereafter                $      0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

A transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender and will be processed as set forth in NONFORFEITURE AND SURRENDER VALUE PROVISIONS, PARTIAL SURRENDER.

                      SCHEDULE 2: EXPENSE CHARGES AND FEES

PREMIUM LOAD. Lincoln Life will deduct a Premium Load not to exceed [8.0%] from each premium payment during the first 20 Policy Years and [4.0%] thereafter.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) It includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount for the first [120] months from the Date of Issue, and (c) a monthly charge per $1,000 for any increase in Specified Amount for the [120] months following the date of increase. The charge(s) described in (b) and (c) will be determined using the table below and will be based on the Insured's Age at the Date of Issue and at the date of any increase in Specified Amount.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln Life imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is guaranteed not to exceed an annual rate of [.50%] during Policy Years 1 through 10, and [.20%] thereafter. Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

CHARGES AND FEES ASSOCIATED WITH THE FIXED ACCOUNT. Lincoln Life imposes a daily fixed account asset charge, which is calculated as a percentage of the value of the Fixed Account. This charge is guaranteed not to exceed an annual rate of [.50%] of the Fixed Account's value.

TRANSFER FEE. A transaction fee of $25 may be applied by Lincoln Life to each transfer request in excess of 24 made during any Policy Year. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

                                                EXPENSE
                                                CHARGE
  AGE                                         PER $1,000
--------------------------------------------------------
  0-25                                           0.008
   26                                            0.009
   27                                            0.010
   28                                            0.011
   29                                            0.012

   30                                            0.013
   31                                            0.013
   32                                            0.014
   33                                            0.015
   34                                            0.016

   35                                            0.017
   36                                            0.020
   37                                            0.023
   38                                            0.027
   39                                            0.030

   40                                            0.033
   41                                            0.037
   42                                            0.040
   43                                            0.043
   44                                            0.047

   45                                            0.050
   46                                            0.058
   47                                            0.065
   48                                            0.073
   49                                            0.080

   50                                            0.088
   51                                            0.095
   52                                            0.103
   53                                            0.110
   54                                            0.118

   55                                            0.125
   56                                            0.140
   57                                            0.155
   58                                            0.170
   59                                            0.185

   60                                            0.200
   61                                            0.215
   62                                            0.230
   63                                            0.245
   64                                            0.260

   65                                            0.275
   66                                            0.281
   67                                            0.287
   68                                            0.293
   69                                            0.298

   70                                            0.304
   71                                            0.310
   72                                            0.316
   73                                            0.322
   74                                            0.328

   75                                            0.333
   76                                            0.342
   77                                            0.350
   78                                            0.358
   79                                            0.367

   80                                            0.375
   81                                            0.383
   82                                            0.392
   83                                            0.400
   84                                            0.408

   85                                            0.417
   86                                            0.425
   87                                            0.433
   88                                            0.442
   89                                            0.450

   90                                            0.458
   91                                            0.467
   92                                            0.475
   93                                            0.483
   94                                            0.492

   95                                            0.500
   96                                            0.508
   97                                            0.517
   98                                            0.525
   99                                            0.533

         SCHEDULE 3: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)

SPECIAL NOTE:       The monthly Cost of Insurance Rate charged under the policy varies based on the sex, Age, duration and premium class of the Insured, but will not exceed the rates shown in the table below. However, in determining the Guaranteed Maximum
                    Cost of Insurance Rates, Lincoln Life will add the amount of the Flat Extra Monthly Insurance Cost, if any, shown in the POLICY SPECIFICATIONS to the rates below. If the Insured is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Tables (Male or Female as appropriate).

                    MALE              FEMALE
                   MONTHLY            MONTHLY
  AGE               RATE               RATE
----------------------------------------------
   0               0.34845           0.24089
   1               0.08917           0.07251
   2               0.08251           0.06750
   3               0.08167           0.06584
   4               0.07917           0.06417

   5               0.07501           0.06334
   6               0.07167           0.06084
   7               0.06667           0.06000
   8               0.06334           0.05834
   9               0.06167           0.05750

  10               0.06084           0.05667
  11               0.06417           0.05750
  12               0.07084           0.06000
  13               0.08251           0.06250
  14               0.09584           0.06667

  15               0.11085           0.07084
  16               0.12585           0.07501
  17               0.13919           0.07917
  18               0.14836           0.08167
  19               0.15502           0.08501

  20               0.15836           0.08751
  21               0.15919           0.08917
  22               0.15752           0.09084
  23               0.15502           0.09251
  24               0.15169           0.09501

  25               0.14752           0.09668
  26               0.14419           0.09918
  27               0.14252           0.10168
  28               0.14169           0.10501
  29               0.14252           0.10835

  30               0.14419           0.11251
  31               0.14836           0.11668
  32               0.15252           0.12085
  33               0.15919           0.12502
  34               0.16669           0.13168

  35               0.17586           0.13752
  36               0.18670           0.14669
  37               0.20004           0.15752
  38               0.21505           0.17003
  39               0.23255           0.18503

  40               0.25173           0.20171
  41               0.27424           0.22005
  42               0.29675           0.23922
  43               0.32260           0.25757
  44               0.34929           0.27674

  45               0.37931           0.29675
  46               0.41017           0.31677
  47               0.44353           0.33761
  48               0.47856           0.36096
  49               0.51777           0.38598

  50               0.55948           0.41350
  51               0.60870           0.44270
  52               0.66377           0.47523
  53               0.72636           0.51276
  54               0.79730           0.55114

  55               0.87326           0.59118
  56               0.95591           0.63123
  57               1.04192           0.66961
  58               1.13378           0.70633
  59               1.23235           0.74556

  60               1.34180           0.78979
  61               1.46381           0.84488
  62               1.60173           0.91417
  63               1.75809           1.00267
  64               1.93206           1.10539

  65               2.12283           1.21731
  66               2.32623           1.33511
  67               2.54312           1.45461
  68               2.77350           1.57247
  69               3.02328           1.69955

  70               3.30338           1.84590
  71               3.62140           2.02325
  72               3.98666           2.24419
  73               4.40599           2.51548
  74               4.87280           2.83552

  75               5.37793           3.19685
  76               5.91225           3.59370
  77               6.46824           4.01942
  78               7.04089           4.47410
  79               7.64551           4.97042

  80               8.30507           5.52957
  81               9.03761           6.17118
  82               9.86724           6.91414
  83              10.80381           7.77075
  84              11.82571           8.72632

  85              12.91039           9.76952
  86              14.03509          10.89151
  87              15.18978          12.08770
  88              16.36948          13.35774
  89              17.57781          14.70820

  90              18.82881          16.15259
  91              20.14619          17.71416
  92              21.57655          19.43814
  93              23.20196          21.40786
  94              25.28174          23.83051

  95              28.27411          27.16158
  96              33.10677          32.32378
  97              41.68475          41.21204
  98              58.01259          57.81394
  99              83.33333          83.33333

                     SCHEDULE 4: CORRIDOR PERCENTAGES TABLE

As of the Date of Issue of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT PROCEEDS is based on a percent of the Accumulation Value as determined from the following table:

                                   CORRIDOR
           AGE                    PERCENTAGE
         --------                ------------
           0-40                      250%
            41                       243
            42                       236
            43                       229
            44                       222

            45                       215
            46                       209
            47                       203
            48                       197
            49                       191

            50                       185
            51                       178
            52                       171
            53                       164
            54                       157

            55                       150
            56                       146
            57                       142
            58                       138
            59                       134

            60                       130
            61                       128
            62                       126
            63                       124
            64                       122

            65                       120
            66                       119
            67                       118
            68                       117
            69                       116

            70                       115%
            71                       113
            72                       111
            73                       109
            74                       107

            75                       105
            76                       105
            77                       105
            78                       105
            79                       105

            80                       105
            81                       105
            82                       105
            83                       105
            84                       105

            85                       105
            86                       105
            87                       105
            88                       105
            89                       105

            90                       105
            91                       104
            92                       103
            93                       102
            94                       101

            95                       100
            96                       100
            97                       100
            98                       100
            99                       100

                                   DEFINITIONS

ACCUMULATION VALUE. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

AGE. The age of the Insured at her or his nearest birthday.

COST OF INSURANCE. SEE POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES. This term is defined in SCHEDULE 3.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries, and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT PROCEEDS. The amount payable upon death of the Insured is based upon the Death Benefit Option selected under the policy. Each option is described UNDER INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT OPTIONS and is payable as described under GENERAL PROVISIONS, PAYMENT OF PROCEEDS.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln Life.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 4.5% per year. (SEE POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln Life and are held in Lincoln Life's general account.

FIXED ACCOUNT ASSET CHARGE RATE. A daily rate assessed by Lincoln Life as a percentage of the value of the Fixed Account. The Fixed Account Asset Charge Rate is specified in SCHEDULE 2.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested.

FUND GROUP. Each of the open-end management investment companies registered under the 1940 Act, one or more of the portfolios (funds) of which fund the Variable Sub-Accounts.

GRACE PERIOD. SEE PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

IN WRITING. With respect to any notice to Lincoln Life, this term means a written form satisfactory to Lincoln Life and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln Life to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln Life's records.

INDEBTEDNESS.  See LOAN PROVISIONS, INDEBTEDNESS.

LOAN ACCOUNT. The account in which amounts equal to amounts loaned under the policy accrue once transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln Life's general account.

MONTHLY ANNIVERSARY DAY. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln Life makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily rate assessed by Lincoln Life as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

NET ACCUMULATION VALUE.  The Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 ACT. The Investment Company Act of 1940, as amended.

NYSE. New York Stock Exchange.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

RIGHT-TO-EXAMINE PERIOD. SEE RIGHT TO EXAMINE THE POLICY, on the cover of the policy.

SEC. The Securities and Exchange Commission.

SPECIFIED AMOUNT. The Specified Amount is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SUB-ACCOUNT. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

SURRENDER VALUE. SEE NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCOUNT. The Lincoln Life Flexible Premium Variable Life Account [M] consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln Life, the investment performance of which is kept separate from that of the general assets of Lincoln Life. Variable Account assets are not chargeable with the general liabilities of Lincoln Life.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of a Variable Sub-Account.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUMS. The initial premium must be paid for coverage to be effective (SEE INSURANCE COVERAGE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, with the consent of Lincoln Life and subject to the requirements under ADDITIONAL PREMIUM, at any time before the Insured reaches Age 100. There is no minimum premium requirement. The policy will lapse subject to the terms set forth in the GRACE PERIOD if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln Life. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln Life shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln Life.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured reaches Age 100. Lincoln Life reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, Lincoln Life may reject the additional premium payment unless evidence of insurability is furnished to Lincoln Life and it agrees to accept the risk. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln Life may reject all or such excess portion of the additional premium. Any additional premium payment received by Lincoln Life shall be applied as premium and not to repay any outstanding loans, unless Lincoln Life is specifically instructed otherwise In Writing by the Owner.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln Life is otherwise instructed In Writing.

GRACE PERIOD. If on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge(s), Lincoln Life shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the Indebtedness exceeds the Accumulation Value less the surrender charge(s), and (c) enough additional premium to cover at least two additional months' Monthly Deductions.

If the amounts set forth in the notice are not paid to Lincoln Life on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated within 5 years provided (a) the policy has not been surrendered,
(b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln Life, (d) enough premium is paid to keep the policy in force for at least 2 months, and (e) any accrued loan interest is paid. The reinstated policy shall be effective as of the Monthly Anniversary Day after the date on which Lincoln Life approves the application for reinstatement. The surrender charges set forth in SCHEDULE 1 will be reinstated as of the Policy Year in which the policy lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insured will be the Owner.

RIGHTS OF OWNER. While the Insured is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln Life, (b) agree with Lincoln Life to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln Life, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is recorded by Lincoln Life, and any payment made or any action taken or allowed by Lincoln Life before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln Life.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln Life, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when Lincoln Life receives it. Lincoln Life shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured shall vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise, the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the right to change the Beneficiary has not been reserved to the Owner, signed by the existing Beneficiary. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change has been recorded by Lincoln Life. Any payment made or any action taken by Lincoln Life before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln Life.

                           VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the policy. The separate account was established by a resolution of Lincoln Life's Board of Directors as a "separate account" under the insurance law of the State of Indiana, Lincoln Life's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln Life and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln Life. The Variable Account assets are owned and controlled exclusively by Lincoln Life, and Lincoln Life is not a trustee with respect to such assets.

The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln Life shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln Life may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln Life shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the Indiana Insurance Commissioner and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln Life, after due consideration of appropriate factors, may add additional Funds and Fund Groups at any time or may eliminate or substitute Funds or Fund Groups in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln Life from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund Group's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment, or Lincoln Life determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln Life may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln Life shall obtain any necessary regulatory or other approvals. Lincoln Life may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders (i.e. withdrawals), (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, (f) Monthly Deductions and (g) all other expenses and fees as specified under SCHEDULE 2.

FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln Life will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.012060% (equivalent to a compounded annual rate of 4.5%), or (b) a rate determined by Lincoln Life from time to time. Such rate will be established on a prospective basis.

LOAN ACCOUNT VALUE. The Loan Account value, if any, with respect to the policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (SEE LOAN PROVISIONS, LOAN ACCOUNT.)

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The annual rate at which interest is credited on the Loan Account value will be 4.5%.

Such loan interest amount will be transferred into the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value, unless the Owner and Lincoln Life agree otherwise.

VARIABLE ACCOUNT VALUE. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE. Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Variable Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Variable Sub-Account for any Valuation Period after the inception of the Variable Sub-Account is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the beginning of the Valuation Period by the net asset value per share of the Fund at the end of the Valuation Period and adding any dividend or other distribution of the Fund made during the Valuation Period; minus

2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln Life that Lincoln Life determines result from the operations of the Variable Account; and

3. The result of (1) minus (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the Valuation Period.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:

(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2) is the death benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln Life based on its expectations of future mortality, investment earnings, persistency, and expenses (including taxes). The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. Any change in Cost of Insurance Rates will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in
SCHEDULE 3.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln Life will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

CHARGE (1)     is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits, and

CHARGE (2)     is the Monthly Administrative Fee as described under SCHEDULE 2.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. Lincoln Life shall not be responsible for (a) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or
(b) the authenticity of such instructions. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, LIMITS ON TRANSFERS FROM THE FIXED ACCOUNT. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln Life to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 24 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 24, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln Life's maximum amount limit then in effect; (d) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (e) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100. Lincoln Life reserves the right to change the terms and conditions of the TRANSFER PRIVILEGE PROVISION in response to changes in legal or regulatory requirements. Further, Lincoln Life reserves, in its sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if Lincoln Life determines that the Owner's use of the transfer right may disadvantage other policy Owners.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, currently without charge. Transfers made in conjunction with either of these programs do not count against the free transfers available.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account or the Fixed Account during the first Policy Year. Transfer allocations may be made to one or more of the other Sub-Accounts on a monthly basis.

Dollar Cost Averaging terminates automatically: (a) if the value in the Money Market Sub-Account or Fixed Account is insufficient to complete the next transfer; (b) one week after receipt at the Administrator Mailing Address of a request for termination In Writing, or electronically, if adequately authenticated; or (c) on the first Policy Anniversary.

AUTOMATIC REBALANCING. Automatic Rebalancing restores the percentage of policy value allocated to the Fixed Account and each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 30% Bond, 50% Growth). The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is in effect, all Net Premium Payments allocated to the Fixed Account and Variable Sub-Accounts will be subject to Automatic Rebalancing. Rebalancing will occur on a quarterly basis. If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process expires.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS

SURRENDER. Surrender of the policy is effective on the business day of receipt by Lincoln Life of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any surrender charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln Life in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln Life will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION OF COVERAGE. Unless otherwise agreed to by the Owner and Lincoln Life, if the Insured is still living at Age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Policy Anniversary Day after the Insured becomes Age 100 and (a) Lincoln Life will continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT, (b) no further Monthly Deductions will be made, and (c) the policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

PARTIAL SURRENDER. A partial surrender (i.e. withdrawal) may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force. A partial surrender must be requested In Writing or, if previously authorized, electronically. A partial surrender may only be made if the amount of the partial surrender, excluding the transaction fee as specified in SCHEDULE 1, is (a) not less than $500; and (b) not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln Life. The amount of the partial surrender and the transaction fee shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.

Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts which have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender (i.e. withdrawal), (a) the Accumulation Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transaction fee specified in
SCHEDULE 1; and (b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, Lincoln Life will grant a loan against the policy provided: (a) a proper loan agreement is executed and (b) a satisfactory assignment of the policy to Lincoln Life is made. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln Life reserves the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln Life's receipt of such request, except as Lincoln Life may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

The minimum loan amount is $500. Lincoln Life reserves the right to modify this amount in the future. Lincoln Life will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln Life otherwise In Writing.

LOAN ACCOUNT. An amount equal to the amount of any loan will be transferred out of the Fixed and/or Variable Sub-Accounts as described above. Such amount will become part of the Loan Account value. The outstanding loan balance at any time includes accrued interest on the loan.

LOAN REPAYMENT. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of the Insured, however, the minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln Life agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT. Interest charged on the Loan Account will be at an annual rate equal to 5.5% on or before the 10th Policy Anniversary and 4.5% thereafter, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln Life. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln Life agree otherwise.

INDEBTEDNESS. The term "Indebtedness" means money which is owed on this policy due to an outstanding loan and interest accrued thereon but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under the policy.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the Grace Period to the Owner and to assignees, if any, that this policy will terminate unless the Indebtedness is repaid. The policy will thereupon terminate without value at the end of the Grace Period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy accepted by the Owner (a) while the Insured is alive, and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln Life, provided the Insured is alive on such day. (SEE PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)

TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:

1.   Surrender of the policy;

2.   Death of the Insured; or

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period.

No action by Lincoln Life after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If the Insured dies while the policy is in force, Lincoln Life shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Insured's death, or (ii) an amount determined by Lincoln Life equal to that required by the Internal Revenue Code to maintain the contract as a life insurance policy. (SEE SCHEDULE 4.)

DEATH BENEFIT OPTIONS. Following are the Death Benefit Options available under the policy:

     DEATH BENEFIT OPTION 1:

     SPECIFIED AMOUNT. The death benefit will be the Specified Amount on the date of death, less any Indebtedness and partial surrenders (i.e. withdrawals) after the date of death.

     DEATH BENEFIT OPTION 2:

     SUM OF THE SPECIFIED AMOUNT AND THE ACCUMULATION VALUE. The death benefit will be the sum of the Specified Amount plus the Net Accumulation Value less any loan interest accrued but not yet paid on the date of death less any partial surrenders (i.e. withdrawals) after the date of death.

Unless DEATH BENEFIT OPTION 2 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be effected any time while this policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. All such changes are subject to the consent of Lincoln Life and the following conditions.

CHANGES IN SPECIFIED AMOUNT:

1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln Life, are met. A decrease in Specified Amount may be subject to a surrender charge, if any, as set forth in SCHEDULE 1.

     In such event, Lincoln Life will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln Life reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS.

2.   If an increase in the Specified Amount is requested:

     (a) a supplemental application must be submitted and evidence of insurability of the Insured satisfactory to Lincoln Life must be furnished; and

     (b)  any other requirements as determined by Lincoln Life must be met.

     If Lincoln Life approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln Life and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, provided the Insured is alive on such day.

CHANGES IN DEATH BENEFIT OPTION:

1.   On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 2:

     The Specified Amount will be reduced by the Accumulation Value as of the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

2.   On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 1:

     The Specified Amount will be increased by the Accumulation Value as of the Monthly Anniversary Day that coincides with or next follows the date the request is received at the Administrator Mailing Address.

Lincoln Life will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

                               GENERAL PROVISIONS

THE POLICY. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall, in the absence of fraud, be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln Life may execute or modify the policy.

The policy is executed at the Administrator Mailing Address located on the front cover of the policy.

NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death must be furnished to Lincoln Life as soon as reasonably practicable after the death of the Insured. Such notice shall be given to Lincoln Life In Writing by or on behalf of the Owner.

PAYMENT OF PROCEEDS. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Insured's death.

The amount payable upon receipt of due proof of death will be the Death Benefit Proceeds as of the date of death. (SEE INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable from the Administrator Mailing Address upon the Insured's death subject to the receipt of Due Proof of Death and will include interest as required by any applicable state law. If the death occurs during the GRACE PERIOD, Lincoln Life will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any overdue Monthly Deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:

1.   Misstatement of Age or Sex;

2.   Incontestability; and

3.   Suicide.

When settlement is made, Lincoln Life may require return of the policy. Proceeds will be paid in a lump sum unless an Optional Method of Settlement is elected.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 days of Lincoln Life's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, Lincoln Life reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln Life; during any such deferred period, the amount payable will bear interest as required by law.

MISSTATEMENT OF AGE OR SEX. If the Age or sex of the Insured is misstated, Lincoln Life will adjust all benefits to the amounts that would have been purchased for the correct Age and sex according to the basis specified in
SCHEDULE 3.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less (a) any Indebtedness against the policy and (b) the amount of any partial surrenders (i.e. withdrawals). If the Insured commits suicide, while sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue. This means that Lincoln Life will not use any misstatement in the application to challenge a claim or contest liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT. Lincoln Life will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds,
(b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES. Lincoln Life will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. This policy may be exchanged for another policy only if Lincoln Life consents to the exchange and all requirements for the exchange as determined by Lincoln Life are met.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln Life reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln Life. Further, Lincoln Life reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.

                         OPTIONAL METHODS OF SETTLEMENT

This rider is made part of the policy to which it is attached as of the Date of Issue. Upon written request, the Company will agree to pay in accordance with any one of the options shown below all or part of the net proceeds that may be payable under the policy.

While the Insured is alive, the request, including the designation of the payee, may be made by the Owner. Unless the Owner has previously elected a settlement option, at the time a Death Benefit becomes payable under the policy, the request, including the designation of the payee, may then be made by the Beneficiary. Once Income Payments have begun, the policy cannot be surrendered and the payee cannot be changed, nor can the settlement option be changed.

PAYMENT DATES. The first Income Payment under the settlement option selected will become payable on the date proceeds are settled under the option. Subsequent payments will be made on the first day of each month in accordance with the manner of payment selected.

MINIMUM PAYMENT AMOUNT. The settlement option elected must result in an Income Payment at least equal to the minimum payment amount in accordance with the Company's rules then in effect. If at any time payments are less than the minimum payment amount, the Company has the right to change the frequency to an interval that will provide the minimum payment amount. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable.

INCOME PAYMENTS. Income Payments will remain constant pursuant to the terms of the settlement option(s) selected. The amount of each Income Payment shall be determined in accordance with the terms of the settlement option and the table(s) set forth in this rider, as applicable. The mortality table used is the Annuity 2000 Table and 3% interest. In determining the settlement amount, the settlement age of the payee will be reduced by one year when the first installment is payable during 2010-2019, reduced by two years when the first installment is payable during the decade 2020-2029, and so on.

FIRST OPTION: LIFE ANNUITY. An annuity payable monthly to the payee during the lifetime of the payee, ceasing with the last payment due prior to the death of the payee.

SECOND OPTION: LIFE ANNUITY WITH CERTAIN PERIOD. An annuity providing monthly income to the payee for a fixed period of 60, 120, 180, or 240 months (as selected), and for as long thereafter as the payee shall live.

THIRD OPTION: ANNUITY CERTAIN. An amount payable monthly for the number of years selected which may be from 5 to 30 years.

FOURTH OPTION: AS A DEPOSIT AT INTEREST. The Company will retain the proceeds while the payee is alive and will pay interest annually thereon at a rate of not less than 3% per year. Upon the payee's death, the amount on deposit will be paid.

EXCESS INTEREST. At the sole discretion of the Company, excess interest may be paid or credited from time to time in addition to the payments guaranteed under any Optional Method of Settlement.

ADDITIONAL OPTIONS. Any proceeds payable under the policy may also be settled under any other method of settlement offered by the Company at the time of the request.

                                     THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - MALE

    SETTLEMENT AGE OF
      PAYEE NEAREST                  NUMBER OF INSTALMENTS CERTAIN
        BIRTHDAY              60            120           180           240
----------------------------------------------------------------------------
   AGE  LIFE ANNUITY
   10       2.84             2.84           2.84          2.84          2.84
   11       2.85             2.85           2.85          2.85          2.85
   12       2.87             2.87           2.86          2.86          2.86
   13       2.88             2.88           2.88          2.88          2.87
   14       2.89             2.89           2.89          2.89          2.89

   15       2.91             2.91           2.91          2.90          2.90
   16       2.92             2.92           2.92          2.92          2.91
   17       2.94             2.94           2.93          2.93          2.93
   18       2.95             2.95           2.95          2.95          2.94
   19       2.97             2.97           2.97          2.96          2.96

   20       2.99             2.99           2.98          2.98          2.98
   21       3.00             3.00           3.00          3.00          2.99
   22       3.02             3.02           3.02          3.02          3.01
   23       3.04             3.04           3.04          3.04          3.03
   24       3.06             3.06           3.06          3.06          3.05

   25       3.08             3.08           3.08          3.08          3.07
   26       3.10             3.10           3.10          3.10          3.09
   27       3.13             3.13           3.12          3.12          3.11
   28       3.15             3.15           3.15          3.14          3.14
   29       3.17             3.17           3.17          3.17          3.16

   30       3.20             3.20           3.20          3.19          3.19
   31       3.23             3.23           3.22          3.22          3.21
   32       3.26             3.25           3.25          3.25          3.24
   33       3.28             3.28           3.28          3.28          3.27
   34       3.32             3.31           3.31          3.31          3.30

   35       3.35             3.35           3.34          3.34          3.33
   36       3.38             3.38           3.38          3.37          3.36
   37       3.42             3.42           3.41          3.40          3.39
   38       3.46             3.46           3.45          3.44          3.42
   39       3.50             3.49           3.49          3.48          3.46

   40       3.54             3.54           3.53          3.52          3.50
   41       3.58             3.58           3.57          3.56          3.53
   42       3.63             3.62           3.62          3.60          3.57
   43       3.68             3.67           3.66          3.64          3.62
   44       3.73             3.72           3.71          3.69          3.66

   45       3.78             3.77           3.76          3.74          3.70
   46       3.83             3.83           3.81          3.79          3.75
   47       3.89             3.88           3.87          3.84          3.80
   48       3.95             3.94           3.93          3.89          3.85
   49       4.01             4.01           3.99          3.95          3.90

   50       4.08             4.07           4.05          4.01          3.95
   51       4.15             4.14           4.11          4.07          4.00
   52       4.22             4.21           4.18          4.13          4.06
   53       4.30             4.29           4.26          4.20          4.12
   54       4.38             4.37           4.33          4.27          4.18

   55       4.46             4.45           4.41          4.34          4.24
   56       4.55             4.54           4.50          4.42          4.30
   57       4.65             4.63           4.58          4.50          4.36
   58       4.75             4.73           4.68          4.58          4.43
   59       4.86             4.84           4.78          4.66          4.49

   60       4.98             4.95           4.88          4.75          4.56
   61       5.10             5.07           4.99          4.84          4.62
   62       5.23             5.20           5.11          4.93          4.69
   63       5.37             5.34           5.23          5.03          4.75
   64       5.53             5.48           5.35          5.13          4.82

   65       5.69             5.64           5.49          5.23          4.88
   66       5.86             5.80           5.62          5.33          4.94
   67       6.04             5.98           5.77          5.43          5.00
   68       6.24             6.16           5.92          5.53          5.06
   69       6.45             6.35           6.07          5.63          5.11

   70       6.67             6.56           6.23          5.73          5.16
   71       6.91             6.78           6.39          5.83          5.21
   72       7.16             7.00           6.56          5.93          5.25
   73       7.43             7.25           6.73          6.02          5.29
   74       7.72             7.50           6.90          6.11          5.33

   75       8.02             7.77           7.08          6.20          5.36
   76       8.35             8.05           7.26          6.28          5.39
   77       8.70             8.34           7.43          6.36          5.41
   78       9.08             8.65           7.61          6.43          5.43
   79       9.48             8.98           7.78          6.49          5.45

   80       9.91             9.31           7.95          6.55          5.46
   81      10.38             9.66           8.11          6.60          5.47
   82      10.87            10.02           8.27          6.65          5.48
   83      11.39            10.40           8.42          6.69          5.49
   84      11.95            10.78           8.56          6.72          5.50

   85      12.55            11.16           8.69          6.75          5.50

LIFE ANNUITY AND LIFE ANNUITY WITH CERTAIN PERIOD TABLE FOR EACH $1,000 APPLIED - FEMALE

    SETTLEMENT AGE OF
      PAYEE NEAREST                  NUMBER OF INSTALMENTS CERTAIN
        BIRTHDAY              60            120           180           240
----------------------------------------------------------------------------
   AGE  LIFE ANNUITY
   10       2.78             2.78           2.78          2.78          2.78
   11       2.79             2.79           2.79          2.79          2.79
   12       2.81             2.81           2.81          2.80          2.80
   13       2.82             2.82           2.82          2.82          2.81
   14       2.83             2.83           2.83          2.83          2.83

   15       2.84             2.84           2.84          2.84          2.84
   16       2.85             2.85           2.85          2.85          2.85
   17       2.87             2.87           2.87          2.87          2.86
   18       2.88             2.88           2.88          2.88          2.88
   19       2.90             2.90           2.89          2.89          2.89

   20       2.91             2.91           2.91          2.91          2.91
   21       2.93             2.93           2.92          2.92          2.92
   22       2.94             2.94           2.94          2.94          2.94
   23       2.96             2.96           2.96          2.96          2.95
   24       2.98             2.97           2.97          2.97          2.97

   25       2.99             2.99           2.99          2.99          2.99
   26       3.01             3.01           3.01          3.01          3.01
   27       3.03             3.03           3.03          3.03          3.02
   28       3.05             3.05           3.05          3.05          3.04
   29       3.07             3.07           3.07          3.07          3.06

   30       3.09             3.09           3.09          3.09          3.09
   31       3.12             3.12           3.11          3.11          3.11
   32       3.14             3.14           3.14          3.14          3.13
   33       3.17             3.17           3.16          3.16          3.16
   34       3.19             3.19           3.19          3.19          3.18

   35       3.22             3.22           3.22          3.21          3.21
   36       3.25             3.25           3.24          3.24          3.23
   37       3.28             3.28           3.27          3.27          3.26
   38       3.31             3.31           3.30          3.30          3.29
   39       3.34             3.34           3.34          3.33          3.32

   40       3.38             3.37           3.37          3.36          3.35
   41       3.41             3.41           3.41          3.40          3.39
   42       3.45             3.45           3.44          3.44          3.42
   43       3.49             3.49           3.48          3.47          3.46
   44       3.53             3.53           3.52          3.51          3.50

   45       3.57             3.57           3.57          3.55          3.54
   46       3.62             3.62           3.61          3.60          3.58
   47       3.67             3.67           3.66          3.64          3.62
   48       3.72             3.72           3.71          3.69          3.67
   49       3.77             3.77           3.76          3.74          3.71

   50       3.83             3.82           3.81          3.79          3.76
   51       3.89             3.88           3.87          3.85          3.81
   52       3.95             3.94           3.93          3.90          3.86
   53       4.01             4.01           3.99          3.96          3.92
   54       4.08             4.08           4.06          4.02          3.97

   55       4.15             4.15           4.13          4.09          4.03
   56       4.23             4.22           4.20          4.16          4.09
   57       4.31             4.30           4.28          4.23          4.15
   58       4.40             4.39           4.36          4.30          4.22
   59       4.49             4.48           4.45          4.38          4.29

   60       4.59             4.58           4.54          4.46          4.35
   61       4.69             4.68           4.63          4.56          4.42
   62       4.80             4.79           4.73          4.64          4.49
   63       4.92             4.90           4.84          4.73          4.57
   64       5.04             5.02           4.95          4.83          4.84

   65       5.18             5.15           5.07          4.93          4.71
   66       5.32             5.29           5.20          5.03          4.78
   67       5.48             5.44           5.33          5.14          4.85
   68       5.64             5.60           5.47          5.25          4.92
   69       5.82             5.77           5.62          5.36          4.99

   70       6.01             5.95           5.78          5.47          5.05
   71       6.21             6.15           5.94          5.58          5.11
   72       6.44             6.36           6.11          5.70          5.17
   73       6.68             6.59           6.29          5.81          5.22
   74       6.94             6.83           6.48          5.92          5.27

   75       7.22             7.09           6.67          6.03          5.31
   76       7.53             7.36           6.86          6.13          5.35
   77       7.86             7.65           7.06          6.22          5.38
   78       8.21             7.97           7.26          6.31          5.40
   79       8.60             8.30           7.46          6.40          5.43

   80       9.02             8.65           7.66          6.47          5.45
   81       9.48             9.02           7.86          6.54          5.46
   82       9.97             9.41           8.05          6.59          5.48
   83      10.50             9.82           8.23          6.64          5.49
   84      11.08            10.24           8.40          6.69          5.49

   85      11.70            10.67           8.55          6.73          5.50

ANNUITY CERTAIN TABLE FOR EACH $1,000 APPLIED

     NUMBER OF YEARS
      DURING WHICH
   INSTALMENTS WILL BE            AMOUNT OF EACH INSTALMENT
          PAID                   ANNUAL              MONTHLY
            5                   $ 211.99             $ 17.91
            6                     179.22               15.14
            7                     155.83               13.16
            8                     138.31               11.68
            9                     124.69               10.53
           10                     113.82                9.61
           11                     104.93                8.86
           12                   $  97.54             $  8.24
           13                      91.29                7.71
           14                      85.95                7.26
           15                      81.33                6.87
           16                      77.29                6.53
           17                      73.74                6.23
           18                      70.59                5.96
           19                   $  67.78             $  5.73
           20                      65.26                5.51
           25                      55.76                4.71
           30                      49.53                4.18

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
              Surrender Value payable upon surrender of the policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.